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CONTACTS:                  Steven T. Darak
                           Senior Vice President and Chief Financial Officer

                           (602) 852-6600

                           Investor Relations
                           Ugly Duckling Corporation
                           Investor-relations@uglyduckling.com

FOR IMMEDIATE RELEASE

               UGLY DUCKLING CONFIRMS RECEIPT OF OFFER TO PURCHASE

                    COMPANY FROM CHAIRMAN/LARGEST SHAREHOLDER

     PHOENIX - April 16, 2001 - Ugly Duckling Corporation (Nasdaq NM: UGLY), today confirmed that its chairman and largest shareholder, Mr. Ernest C. Garcia II, has made an offer to the Board of Directors to purchase all of the outstanding shares of common stock of the company not already owned by Mr. Garcia. Mr. Garcia currently owns approximately 56% of the company's outstanding shares of common stock.

     Under the terms of the offer, the holders of the outstanding shares of common stock would receive $7.00 per share, $2.00 in cash and $5.00 in subordinated debentures from the acquiring company. The subordinated debentures would have interest payable at 10%, interest only payments semiannually until maturity and a ten year term. Mr. Garcia's offer also states that Greg Sullivan, chief executive officer and president of the company, would receive an option to purchase a 20% interest in the acquiring company.

     The company anticipates the Board of Directors will establish a special transaction committee of the board, composed of disinterested directors, to evaluate the proposal and make a recommendation to the full board on the proposal.

     Mr. Garcia made a similar offer to the board on October 3, 2000. Under that proposal, Mr. Garcia offered $2.50 in cash and $6.00 in subordinated debentures to holders of the outstanding shares of the company's common stock. Mr. Garcia withdrew that offer on October 27, 2000, although in subsequent public securities filings he indicated a continuing interest in making another offer. At the time of the previous offer, the company's common stock was trading at approximately $5.75 per share. As of the close of market Thursday, April 12th, the company's common stock was trading at $4.10 per share.

About Ugly Duckling Corporation

     Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 77 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

    This press release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private and Securities Litigation Reform Act of 1995. We claim the protection of the safe-harbor for our forward looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Factors that could cause or contribute to differences from these forward looking statements include factors detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in our most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 attached to any such Form 10-Q) and elsewhere in our Securities and Exchange Commission filings. In addition, the foregoing factors may affect generally our business, results of operations and financial position. There may also be other factors that we are currently unable to identify or quantify, but may arise or become known in the future. Forward looking statements speak only as of the date the statement was made. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this report. References to Ugly Duckling Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.

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    There can be no  assurance  that the proposed  transaction  described in the press release will be accepted by the company in its proposed form or any revised form or, that even if accepted, the transaction will close.

    In the event that the proposed transaction is accepted by the company, the acquiring company and Ugly Duckling will likely be required to file a joint proxy statement/prospectus and to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission. Investors and security holders are advised to read all such filings regarding the proposed transaction, when and if the transaction proceeds and such filings are made, because they will contain important information. Investors and security holders may obtain free copies of any such filings (when and if they become available) and other documents filed by Ugly Duckling Corporation with the Commission at the Commission's website at www.sec.gov. Information concerning any participants in any solicitation of Ugly Duckling stockholders that is made in connection with the proposed transaction will be disclosed when available.